Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-80879 and 333-88303) of Lexmark International, Inc. of our report dated June 26, 2006 relating to the statement of net assets available for benefits of the Lexmark Savings Plan at December 31, 2005, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Lexington, Kentucky
June 22, 2007